Exhibit 5.12

March 21, 2012

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Oklahoma counsel for Kay County Oklahoma Hospital Company, LLC and Kay County Hospital Corporation (the “Guarantors”) in connection with the Guarantors’ proposed guarantees (the “Guarantees”), along with the other guarantors under the Indenture (as defined below), of up to $2,000,000,000 in aggregate principal amount of 8% Senior Notes due 2019 (the “Exchange Notes”) of CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about March 21, 2012. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture dated as of November 22, 2011, among the Company, the Guarantor, the additional guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. We are furnishing this opinion letter in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Documents Reviewed

We have reviewed the following documents (all of which are dated as of the date of this opinion letter unless otherwise noted):

(i)	Ind6enture;

(ii)	Registration Statement;

(iii)	The prospectus contained in the Registration Statement (the “Prospectus”);

(iv)	Articles of Organization of Kay County Oklahoma Hospital Company, LLC as certified by the Oklahoma Secretary of State on November 11, 2011;

(v)	Operating Agreement of Kay County Oklahoma Hospital Company, LLC as certified by the Secretary of Kay County Oklahoma Hospital Company, LLC as of March 21, 2012;

(vi)	Resolutions of the sole member of Kay County Oklahoma Hospital Company, LLC dated March 2, 2012;

(vii)	Certificate regarding the good standing of Kay County Oklahoma Hospital Company, LLC issued by the Oklahoma Secretary of State on January 25, 2012;

(viii)	Certificate of Incorporation of Kay County Hospital Corporation as certified by the Oklahoma Secretary of State on November 9, 2011;

(ix)	Bylaws of Kay County Hospital Corporation as certified by the Secretary of Kay County Hospital Corporation as of March 21, 2012;

(x)	Resolutions of the Board of Directors of Kay County Hospital Corporation dated March 2, 2012; and

(xi)	Certificate regarding the good standing of Kay County Hospital Corporation issued by the Oklahoma Secretary of State on January 25, 2012.

Opinions

Based upon the foregoing, it is our opinion that:

1. Kay County Oklahoma Hospital Company, LLC exists as a limited liability company in good standing in Oklahoma.

2. Kay County Hospital Corporation exists as a corporation in good standing in Oklahoma.

3. The Guarantors have the requisite corporate or limited liability company power and authority to execute and deliver the Indenture and to perform their obligations under the Indenture.

4. The execution, delivery, and performance of the Indenture have been duly and validly authorized by each of the Guarantors.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) The opinions in 1 and 2 above are based solely on our review of the documents described in (iv), (vii), (viii), and (xi) above.

(b) We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(c) We have assumed that Kay County Hospital Corporation is a wholly owned subsidiary of the Company and the execution, delivery, and performance of the Indenture are necessary or convenient to the conduct, promotion, or attainment of the business of Kay County Hospital Corporation.

(d) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(e) We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of the Indenture or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion letter with respect to matters set forth herein that are governed by Oklahoma law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Mcafee & Taft

     A Professional Corporation

3